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                                                                   EXHIBIT 23.02


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement Nos. 33-77682, 33-75838, 33-53808, 33-53726, 333-02948, 333-57965, and 333-37168 of
Caraustar Industries, Inc. and subsidiaries on Form S-8, 333-66943 and 333-6555 of Caraustar Industries, Inc. and subsidiaries on Form S-3, 333-66945 and 333-31618 of Caraustar Industries, Inc. and subsidiaries on Form S-4 of our report dated February 3, 2003 (March 28, 2003 as to Note 15), relating to the consolidated financial statements of Caraustar Industries, Inc. and subsidiaries as of and for the year ended December 31, 2001 appearing in this Annual Report on Form 10-K/A of Caraustar Industries, Inc. and subsidiaries for the year ended December 31, 2001.


/s/ Deloitte and Touche LLP

Atlanta, Georgia
March 28, 2003